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For Immediate Release
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Company Contact:                  Press Contact:
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Trevor M. Saliba                  David A. Kaminer
CirTran Corporation               The Kaminer Group
+(310) 492-0400                   +(914) 684-1934
trevor@cirtran.com                dkaminer@kamgrp.com

               CirTran Corporation Names Richard T. Ferrone as CFO

SALT LAKE CITY, May 11, 2006 -- CirTran Corporation (OTC BB: CIRT), a full-service contract manufacturer of IT, consumer and consumer electronics products, today announced the appointment of Richard T. Ferrone, C.P.A., as its chief financial officer.
       The announcement was made by Iehab J. Hawatmeh, founder and president of CirTran, to whom Mr. Ferrone reports in his newly-created position.
       "CirTran's growth is substantial and widespread, and the company needed a senior level financial professional to help manage and administrate that growth," said Mr. Hawatmeh. "As we continue to add profit centers and subsidiary companies and diversify our marketing and manufacturing activities, Richard Ferrone should be an immediate and long-term asset to our expanding growing global organization."
       Prior to joining CirTran, Mr. Ferrone had headed his own accounting firm
- Ferrone & Associates - which he established in Salt Lake City in 1994. Previously, he was vice president and CFO for then-publicly-held GCI Industries, Inc./Golf Card International for seven years, and served as CFO of the Huntsman, Christensen Real Estate & Development Co. Mr. Ferrone had also served as vice president and chief financial officer for BSD Medical Corporation (AMEX: BSM) after beginning his career with Hansen, Barnett & Maxwell CPAs in Salt Lake City.

       Mr. Ferrone has a B.S. in Accounting from the University of Utah, where he also studied for a Master of Professional Accountancy with a tax emphasis. He resides with his family in suburban Salt Lake City.

About CirTran Corporation
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Founded  in 1993,  CirTran  Corporation  (OTC BB:  CIRT,  www.CirTran.com)  is a
premier international full-service contract manufacturer.  Headquartered in Salt
Lake  City,  its  ISO   9001:2000-certified,   non-captive   40,000-square  foot
manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corporation in 1997. In 2004, it formed CirTran-Asia as a high-volume manufacturing arm and wholly-owned subsidiary with its principal office in ShenZhen, China. CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment and household products manufacturing, focusing on the multi-billion dollar Direct Response Industry.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.


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